Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employee Share Purchase Plan of Group 1 Automotive, Inc. of our report dated February 24, 2015, except for Note 22, as to which the date is May 8, 2015, with respect to the consolidated financial statements of Group 1 Automotive, Inc. and subsidiaries, and our report dated February 24, 2015, with respect to the effectiveness of internal control over financial reporting of Group 1 Automotive, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Houston, Texas
July 29, 2015